EXHIBIT (10-1)

Company’s Form of Separation Agreement & Release

SEPARATION AGREEMENT AND RELEASE

To: «Employee_Name»
Date: «Actual_Offer_Date»

«Company» (“P&G”) is willing to provide you with certain assistance in connection with your employment separation from the Company. The following, which is subject to your approval, sets forth our proposed agreement to do so. Your receipt of the benefits described below is conditioned upon your accepting, and abiding by, the terms of this Agreement.

Last Day of Employment:	Your last day of employment will be «Exit_Date», referred to as your “Last Day of Employment.” Unless otherwise noted below, your pay and benefits will cease as of your Last Day of Employment.
Separation Payment:
As soon as administratively practical after your Last Day of Employment, P&G will provide you with a Separation Payment of «Total_Amount», less legally required withholdings and deductions. In no event will payment be made before expiration of the seven-day revocation period discussed below or later than the March 15th of the year following the year which includes your last day of employment.

Amounts you owe to P&G as of your Last Day of Employment, including, but not limited to, wage and/or benefit overpayments and unpaid loans, will also be deducted from the Separation Payment.

Payment for Unvested
If you are not fully-vested in the Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan (“PST”) as of your
Last Day of Employment, as soon as administratively practical after your Last Day of Employment, but no later than the March
15th of the year following the year which includes your Last Day of Employment, you will receive a lump sum payment in an amount substantially equivalent to the non-vested credits in your account in the PST.

STAR Awards:
As of your Last Day of Employment, if you were otherwise eligible for a STAR award and you worked at least 28 days (4 calendar weeks) during that fiscal year, you will receive a pro-rated STAR award for that fiscal year. Your STAR award will be pro-rated by dividing the number of calendar days during the fiscal year from July 1 through your Last Day of Employment by 365. Your STAR award will be paid in cash in the September (but no later than September 15th) immediately following the end of the fiscal year in which you terminate.

Equity Awards (including Recognition Shares):
Your separation will be treated as a Special Separation for purposes of any outstanding equity awards granted under the Procter & Gamble 2009 Stock and Incentive Compensation Plan, the Procter & Gamble 2001 Stock and Incentive Compensation Plan, the Procter & Gamble 1992 Stock Plan, or the Gillette Company 2004 Long-Term Incentive Plan and as a result the awards will be retained subject to the original terms and conditions of the awards.

Awards granted under the Procter & Gamble 2014 Stock & Incentive Compensation Plan are retained subject to the terms and conditions of the Awards.

This agreement does not alter the rights and obligations that you may have under the Procter & Gamble 2014 Stock & Incentive compensation Plan, the Procter & Gamble 2009 Stock and Incentive Compensation Plan, the Procter & Gamble 2001 Stock and Incentive Plan, the Procter & Gamble 1992 Stock Plan, and the Gillette Company 2004 Long-Term Incentive Plan.

Current Health, Dental, and Life Insurance Benefits:
If you are enrolled in P&G’s active health (including medical, prescription drug, and EAP coverage), active dental, and company-paid life insurance coverage, that coverage will continue under the same terms until «Benefits_End_Date».  Note: Any life insurance coverage other than company-paid life insurance coverage will not continue during this time.

When your extended coverage ends, you may be entitled to continue your health and dental coverage under COBRA.  If you are entitled to COBRA continuation coverage, you will receive a notice of your right to elect COBRA.

Retiree Medical and Dental Benefits:
If you were eligible for P&G retiree healthcare coverage on your Last Day of Employment, you will be eligible to enroll in P&G’s retiree medical and dental insurance coverage. You are eligible for P&G retiree healthcare coverage if you satisfy the regular retiree eligibility rules (i.e., you are a Regular Retiree) as of your Last Day of Employment. Under the terms of this Agreement, you also are eligible for P&G retiree healthcare coverage as a Special Retiree by satisfying the Rule of 70 as of your Last Day of Employment. You satisfy the Rule of 70 when your full years of age plus your full years of service equal 70.[1] If you are eligible for P&G’s retiree healthcare coverage as either a Regular Retiree or a Special Retiree as of your Last Day of Employment, you should contact P&G Employee Care before your extension of coverage ends to request retiree healthcare enrollment information. For details regarding the terms and conditions of your retiree health coverage, please refer to and review the summary plan descriptions, available at PGOneLife and Career

Important Note: If you become employed by a direct competitor of P&G (as determined by P&G’s Chief Human Resources Officer) in an officer and/or director capacity, you will not be eligible for coverage under P&G’s retiree healthcare coverage as long as you remain employed by such competitor. If you have questions, please contact P&G Employee Care at 1-833-441-4357.

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1 Special rules apply to Gillette Heritage Employees with regard to retiree medical eligibility and the retiree medical cost sharing under the retiree medical plan. If you are a Gillette Heritage Employee, you will receive a separate handout on your retiree medical eligibility.

Outplacement Services:
P&G’s outplacement supplier, Right Management Consultants, will provide services to assist you in managing your transition to a new future, based on your interest. Services include pre-decision counseling, career transition programs, and job development opportunities. Right Management Consultants will also assist you in preparing for your job search, including résumé preparation, cover letters, other written materials and interview and networking training.

After accepting this Agreement, and after obtaining your manager’s approval, you may begin utilizing outplacement services on a limited basis prior to your Last Day of Employment, consistent with the needs of the business and your responsibilities to complete and/or transition your work. Note that you must begin utilizing outplacement services within 45 days of your Last Day of Employment to be eligible for this benefit

Retraining:
You are eligible for reimbursement (up to $5,000) for the cost of tuition, registration and laboratory fees for courses taken at accredited colleges and universities, or at 2-year colleges, trade schools, or vocational schools approved by appropriate accrediting boards. Correspondence courses which result in credit towards diplomas, degrees, etc. may be acceptable if offered by eligible non-profit institutions.
You must have courses approved in advance and submit proof of payment of covered fees and proof (such as a transcript) that the courses were completed successfully. Courses that are recreational in nature, such as golf lessons, will not be approved.
All expenses for retraining must be incurred within twenty-four (24) months of your Last Day of Employment. The retraining reimbursement benefit is administered by Right Management Consultants.

No Consideration Without Executing this Agreement:
You affirm that you understand and agree that you would not receive the separation payment and/or benefits specified in this Agreement without executing this Agreement and fulfilling the promises contained in it.  Except as provided in this Agreement or under the terms and conditions of an applicable benefit plan or policy sponsored by P&G, you shall not be due any payments or benefits from P&G in connection with the termination of your employment.

Continued Employment Through Your Last Day of Employment:
You agree to perform your work and responsibilities as an employee in a satisfactory manner up to and including your Last Day of Employment, including compliance with all provisions of this “Separation Agreement and Release.” If P&G determines that you have engaged in serious misconduct during your employment, you understand and agree that P&G may terminate your employment immediately and will not provide, nor will it be obligated to provide, you with the Separation payment, medical benefits, outplacement, retraining and other benefits described above. If you have already received any such pay or benefits, you agree to repay them to P&G upon demand.

Nonadmission of Wrongdoing:
You affirm that you understand and agree that neither this Agreement nor the furnishing of the consideration for this Agreement, including the Separation Payment, shall be deemed or construed at any time for any purpose as an admission by P&G of wrongdoing or evidence of any liability or unlawful conduct of any kind.

Release of Claims - Including Age Discrimination and Employment Claims:
In consideration of the Separation Payment and other benefits provided above to which you would not have been entitled under any existing P&G Policy, you release P&G from any and all claims you have against P&G. The term “P&G” includes «Company» and any of its present, former and future owners, parents, affiliates and subsidiaries, and its and their directors, officers, shareholders, employees, agents, servants, representatives, predecessors, successors and assigns and their employee benefit plans and programs and their administrators and fiduciaries.

This release applies to claims about which you now know or may later discover, and includes but is not limited to: (1) claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq.; (2) claims arising out of or relating in any way to your employment with P&G or the conclusion of that employment; (3) claims arising under any federal, state and local employment discrimination laws, regulations or ordinances or other orders that relate to the employment relationship and/or employee benefits; and (4) any other federal, state or local law, rule, regulation or ordinance, public policy, contract, tort or common law.
This release does not apply to claims that may arise after the date you accept this Agreement or that may not be released under applicable law.
You are not waiving any rights you may have to: (a) your own vested accrued employee benefits under the P&G health, welfare, or retirement benefit plans as of the Last Day of Employment; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; and/or (e) challenge the validity of this Agreement.
You agree that the decision that your last day of employment would be on the Last Day of Employment was made prior to your accepting and executing this Agreement, and you agree that you are releasing any claim in connection with the separation of your employment.
If any claim is not subject to release, to the extent permitted by law, you agree that you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which P&G is a party.

Governmental Agencies: Nothing in this Agreement prohibits or prevents you from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws. However, to the maximum extent permitted by law, you agree that if such an administrative claim is made to such an anti-discrimination agency, you shall not be entitled to recover any individual monetary relief or other individual remedies.  Nothing in this Agreement, including but not  limited to the “Release of Claims - Including Age Discrimination and Employment Claims” and the “Confidential, Proprietary, Trade Secret Information & Period of Non-Competition” sections of this Agreement, prohibits you from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. You understand you do not need the prior authorization from the Company to make any such reports or disclosures, and you are not required to notify the Company that you have made such reports or disclosures. Moreover, nothing in this Agreement prohibits or prevents you from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

Confidential, Proprietary, Trade Secret Information & Period of Non-Competition:
Subject to the “Governmental Agencies” portion of the “Release of Claims - Including Age Discrimination and Employment Claims” above, you agree that you will not use or share any confidential, proprietary or trade secret information about any aspect of P&G’s business with any non-P&G employee or business entity at any time in the future. You further agree that you will not obtain or have in your possession any confidential, proprietary or trade secret information on or after your last day of employment. Confidential, proprietary or trade secret information includes, but is not limited to, marketing and advertising plans, pricing information, upstream plans, specific areas of research and development, project work, product formulation, processing methods, assignments of individual employees, testing and evaluation procedures, cost figures, construction plans, and special techniques or methods of any kind.
Notwithstanding the requirements of confidentiality contained in this section, the federal Defend Trade Secrets Act of 2016 immunizes you against criminal and civil liability under federal or state trade secret laws for your disclosure of trade secrets that is made i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or iii) to your attorney for use in a lawsuit alleging retaliation for reporting a suspected violation of law, provided that any document containing the trade secret is filed under seal and you do not otherwise disclose the trade secret, except pursuant to court order.

Additional non-compete obligation for management employees only: You understand and agree that, unless you have prior written consent from P&G, you will not engage in any activity or provide any services for a period of three (3) years following your Last Day of Employment in connection with the manufacture, development, advertising, promotion or sale of any product which is the same as, similar to, or competitive with any products of P&G or its subsidiaries (including both existing products as well as products in development which are known to you, as a consequence of your employment with P&G):
1.
With respect to which your work has been directly concerned at any time during the two (2) years preceding your Last Day of Employment; or
2.
With respect to which during that period of time you, as a consequence of your job performance and duties, acquired knowledge of trade secrets or other confidential information of P&G.
For the purposes of this section, it shall be conclusively presumed that you have knowledge or information to which you were directly exposed through the actual receipt of memos or documents containing such information or through actual attendance at meetings at which such information was discussed or disclosed. The provisions of this section are not in lieu of, but are in addition to, your continuing obligation to not use or disclose P&G’s trade secrets and confidential information known to you until any particular trade secret or confidential information becomes generally known (through no fault of yours). Information regarding products in development, in test market or being marketed or promoted in a discrete geographic region, which information P&G is considering for a broader use, shall not be deemed generally known until such broader use is actually commercially implemented. Also, “generally known” means known throughout the domestic United States industry or, if you have job responsibilities outside of the United States, the appropriate foreign country or countries’ industry.
If any restriction in this section is found by any court of competent jurisdiction or arbitrator to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it will be modified and interpreted to extend only over the maximum period of time, range of activities or geographic area so that it may be enforceable.
If you are a participant in the 2009 Stock and Incentive Compensation Plan, the 2001 Stock and Incentive Compensation Plan, or the 1992 Stock Plan, you are also bound by the terms of Article F - Restrictions & Covenants of those plans, which are incorporated herein by reference.
If you are a participant in the 2014 Stock & Incentive Compensation Plan, you are also bound by the terms of Article 6 - Restrictions and Covenants of this plan which are incorporated herein by reference.

Acknowledgements and Affirmations:
Subject to the “Governmental Agencies” portion of the “Release of Claims - Including Age Discrimination and Employment Claims” above, you affirm that you have not filed, caused to be filed, or presently are a party to any claim against P&G.
You affirm that you have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date you sign this Agreement. To the extent that you are required to report hours worked, you affirm that you have reported all hours worked as of the date you sign this Agreement.
You affirm that you have been granted any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.
You further affirm that you have no known workplace injuries or occupational diseases that have not been reported.

Assignment of Intellectual Property:
You will promptly and fully disclose, transfer and assign to P&G all inventions and any other intellectual property (collectively “Intellectual Property”) made or conceived by you during your employment with P&G. You agree to fully cooperate in executing any papers required for establishing or protecting the Intellectual Property and for establishing P&G’s ownership, even if such cooperation is necessary after your Last Day of Employment.

Return of P&G Property:
You agree that on or before your Last Day of Employment, you will return to P&G in good condition all of its equipment, materials and information that were in your possession, custody or control (including, but not limited to, computers, files, documents, credit cards, keys and identification badges). You further agree that you will provide your manager with all passwords to P&G electronic communication and data systems before your Last Day of Employment. You further agree that on or before your Last Day of Employment, you will return or if directed to do so by your immediate manager, delete (i.e., destroy all copies of) any and all P&G confidential, proprietary or trade secret information you have maintained in your possession, custody, or control in paper, electronic and/or digital formats, including but not limited to, any such confidential, proprietary, or trade secret information (e.g., files, documents, etc.) that you may have electronically or digitally processed or stored on P&G-issued or on personally-owned or maintained digital devices and/or service accounts. Such digital devices and/or service accounts may include, but are not limited to desktop and laptop computers, notebooks, tablets, iPads, mobile phones, smartphones, personal digital assistants (PDAs), USB and flash drives, external hard drives, CDs, DVDs, and/or external file processing or storage provided by cloud service providers such as box.net, dropbox, Google docs, etc.

Ethics Compliance:
Subject to the “Governmental Agencies” portion of the “Release of Claims - Including Age Discrimination and Employment Claims” above, you agree that you provided P&G all information known to you regarding any violations of the Procter & Gamble Worldwide Business Conduct Manual and/or any other violations of P&G policy or the law.

Agreement to Arbitrate Disputes:
Resolving any future differences we may have in the courts can take a long time and be expensive. You and P&G therefore agree that the only remedy for all disputes that are not released by this Agreement or that arise out of your employment with or separation from P&G, or any aspect of this Agreement, will be to submit any such disputes (with the exception noted at the end of this section) to final and binding arbitration in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association then in effect.
You and P&G agree that the aggrieved party must send written notice of any claim to the other party by certified mail, return receipt requested. Written notice for P&G will be sent to: Secretary, One Procter & Gamble Plaza, Cincinnati, OH 45202, and to you at the most current address shown for you in P&G’s records. The arbitrator will apply Ohio law. At your written request, P&G will reimburse you for all fees and costs charged by the American Arbitration Association and its arbitrator to the extent they exceed the applicable fees and costs that would have been charged by a court of competent jurisdiction had your claim been filed in court.
There is one exception to this section. P&G may seek injunctive relief in any court of competent jurisdiction if it has reason to believe that you have violated or are about to violate (1) the terms of the “Confidential, Proprietary, Trade Secret Information & Period of Non-Competition” section above, or (2) if you are a participant in the 2009 Stock and Incentive Compensation Plan, the 2001 Stock and Incentive Compensation Plan, or the 1992 Stock Plan, the terms of Article F - Restrictions & Covenants of those plans or (3) if you are a participant in the 2014 Stock and Incentive Compensation Plan, the terms of Article 6 - Restrictions & Covenants of that plan.

Severability:
If any court of competent jurisdiction or arbitrator should later find that any portion of this Agreement is invalid, that invalidity will not affect the enforceability of any other portion of this Agreement.

Employment References:
You understand that P&G’s historical policy is to not provide employment references to prospective employers. However, P&G is willing to waive that policy in your case on the following basis: You authorize your manager or human resources representative to provide an employment reference upon written or verbal request. In return, you release any claim against P&G and will not bring a lawsuit in court against P&G based upon that employment reference (or lack thereof). You agree that you will refer all reference inquiries to your manager or human resources representative only. You further understand that all disputes regarding employment references or the lack thereof must be resolved through the arbitration process described above.

No Reliance:
This Agreement sets forth the entire agreement between you and P&G and fully supersedes any prior agreements or understanding between the parties except that if you are a participant in the 2009 Stock and Incentive Compensation Plan, the 2001 Stock and Incentive Compensation Plan, or the 1992 Stock Plan, the terms of Article F - Restrictions & Covenants of those plans remain in full force and effect and are incorporated herein by reference and if you are a participant in the 2014 Stock Plan, the terms of Article 6 - Restrictions & Covenants of the plan remain in full force and are in effect and are incorporated herein by reference. In deciding to accept this Agreement, you agree that you have not relied upon any statements or promises by P&G, its managers, agents or employees, other than those set forth in this Agreement. No other promises or agreements concerning the matters described in this Agreement shall be binding unless in a subsequent document signed by these parties.

Your Attorney:	You acknowledge that you have been and hereby are advised to consult with legal counsel before accepting this Agreement and have either done so or have voluntarily declined to do so.
Timing for Acceptance or Revocation:
You have forty-five (45) calendar days in which to consider this Agreement in which you waive important rights, including those under the Age Discrimination in Employment Act of 1967. If you choose to sign this Agreement, please do so by indicating your acceptance of this Agreement with your electronic signature in P&G’s electronic system. We advise you to consult with an attorney of your choosing prior to signing this Agreement. Further, you may within seven (7) calendar days following the date you accept this Agreement, cancel and terminate the Agreement by giving written notice of your intention to revoke the Agreement to your immediate manager, and by returning to P&G any remuneration or benefits that have been advanced to you in anticipation of your not revoking your Agreement and to which you are not entitled. If notice of your revocation is mailed, it must be postmarked within seven (7) calendar days after you sign this Agreement.
You agree that any modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner the original up to forty-five (45) calendar day consideration period.

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The benefits described in this Agreement and pursuant to the summary plan description for the Procter & Gamble Basic Separation Program for U.S. Employees (see embedded document below), are the special benefits you will receive by signing this Agreement.  To the extent this Agreement describes benefits under other benefit plans and policies sponsored by P&G, these special benefits are also described in the summary plan descriptions for those plans.  As such, nothing in this Agreement amends or changes the terms of any P&G-sponsored employee benefit plan or policy.

[Embedded SPD, reproduced below]

After your Last Day of Employment, you will no longer be an active P&G employee, which may affect your coverage under those plans and policies.  For example, plans may require that you enroll in Medicare to be eligible for coverage.  For more information on how not being an active P&G employee may affect your coverage, please refer to and review the summary plan descriptions for each plan.

Procter & Gamble
Basic Separation Program for
U.S. Employees

Summary Plan Description

January 1, 2019

BASIC INFORMATION
Plan Name: The Procter & Gamble Basic Separation Program for U.S. Employees (“Basic U.S. Separation Program,” “Basic Separation Program,” “Program,” or “Plan”) is a component of the Procter & Gamble Insured-Unfunded Welfare Plan (“Insured-Unfunded Plan”).
Plan Effective Date: July 1, 2014
SPD Effective Date: January 1, 2019
Plan Sponsor: The Procter & Gamble Company, P&G Plaza, Cincinnati, OH 45202
Employer/Sponsor Tax ID: 31-0411980
Plan Number: 556
Plan Year: For purposes of operating the Insured-Unfunded Plan, the plan year is January 1 through December 31. For purposes of financial reporting (i.e., Form 5500 filing), the plan year is July 1 through June 30
Plan Type: The Basic Separation Program provides severance benefits to eligible employees of the Company (and its subsidiaries). The Insured-Unfunded Plan also provides other employee benefits, the terms of which are described in separate summary plan descriptions.
Plan Administrator: The Procter & Gamble U.S. Business Services Company, c/o U.S. Benefits Manager, P&G Plaza, TE-3, Cincinnati, OH 45202, [phone number].
Claims Administrator: The Company’s Director of Global Employee Relations (or appropriate delegate) handles initial claims for separation benefits under the Basic Separation Program. The Policy Committee handles appeals.
Plan Administration Type: The Plan Administrator, Employee Relations, and the Policy Committee share responsibility for administering the Basic Separation Program. Other benefits under the Plan (not described in this booklet) are provided through a combination of contract administration, insurer administration, and self-administration.
Plan Funding: The Company provides from its general assets 100% of the funding for the benefits under the Basic Separation Program.
Agent for Legal Service of Process: CT Corporation System, 4400 Easton Commons Way, Suite 125, Columbus, OH 43219. Legal service of process may also be served on the Plan Administrator.

INTRODUCTION
The Procter & Gamble Company (“Company” or “P&G”) sponsors The Procter & Gamble Insured-Unfunded Welfare Plan (“Plan”), which includes the Procter & Gamble Basic Separation Program for U.S. Employees (“Program”). Under the Program, the Company provides certain eligible employees with financial support and other benefits upon termination of employment with the Company.
This summary plan description (“SPD”) provides the specific terms and conditions of the Program’s benefits. You should read this SPD carefully as it gives you a detailed description of the Program, how it works, what benefits it provides, how those benefits may be obtained, and how those benefits may be lost. If this SPD does not answer your questions or if you need further information, contact the Associate Director, NA Employee Relations Manager, The Procter & Gamble Company, P&G Plaza, TN-3, Cincinnati, OH 45202, [email address], or [phone number].
You may examine the SPD during regular business hours at the Plan Administrator’s office and obtain a copy of the SPD by written request to the Plan Administrator. You may be charged a fee to cover copying costs.
ELIGIBILITY, PARTICIPATION & BENEFITS
Who is Eligible? An individual is eligible for benefits under the Program if the individual is an employee of the Company who is based in the United States. For purposes of the Program, the United States means only the 50 states and the District of Columbia (but not territories of the United States, such as Puerto Rico). An employee is “based” in the United States if the employee’s home country (as designated by the Company) is the United States, including an employee who is on an expatriate assignment outside the United States.
What triggers an employee’s right to Separation Benefits? An employee of the Company who is otherwise eligible for separation benefits under the Program becomes entitled to such benefits if the Company, acting through its Chief Human Resources Officer or appropriate delegate, and the employee enter into a Negotiated Separation Agreement and the employee signs it. Employees may sign a Negotiated Separation Agreement via electronic signature through the Global Separation System.
IMPORTANT NOTE: Only the Company can initiate the process of entering a Negotiated Separation Agreement. If the Company wants to provide an employee with an incentive to leave the Company earlier than the employee planned, the Company may choose to initiate the process by offering the employee a Negotiated Separation Agreement.
What is a Negotiated Separation Agreement? For purposes of the Program, a Negotiated Separation Agreement is an agreement between the Company and an employee that provides the terms of an employee’s termination of employment from the Company and must include (1) a Release of Claims; (2) a Last Day of Employment agreed to by the Company; and (3) all other necessary provisions in accordance with the Program. A Negotiated Separation Agreement may include some of the benefits listed in Appendix A, all of which are in addition to the normal benefits an employee would already be entitled to upon separation from the Company. For more information on how separating from the Company impacts your benefits, refer to the applicable summary plan descriptions and policies for such benefits.
IMPORTANT NOTE: Except for certain limited situations involving extenuating circumstances, the Company will not enter a Negotiated Separation Agreement with an individual who is no longer an employee of the Company.

What if an employee refuses to sign (or signs and later revokes) the Release of Claims? If an employee refuses to sign (or signs and later revokes) the Release of Claims, the employee will be disqualified from receiving any benefits under the Program, to the extent permitted by law and the terms of the Program.
If an employee signs a Negotiated Separation Agreement, when does his or her employment with the Company end? If an employee signs a Negotiated Separation Agreement with the Company, his or her employment with the Company ends at the conclusion of the Last Day of Employment specified in the Negotiated Separation Agreement.
If an employee signs a Negotiated Separation Agreement, when does participation in the Program begin? If an employee signs a Negotiated Separation Agreement with the Company, his or her participation in the Program begins on the day he or she signs the agreement. However, certain Program benefits will not be provided until after an employee’s Last Day of Employment.
If an employee signs a Negotiated Separation Agreement, what impact will it have on his or her Company sponsored employee benefits? Except to the extent otherwise described in this document and/or an applicable Negotiated Separation Agreement, the employee benefits for an employee who separates from the Company under the terms of a Negotiated Separation Agreement are impacted in the same manner as other separations from the Company. For example, if an employee signs a Negotiated Separation Agreement, in addition to the normal benefits he or she would otherwise be entitled to after terminating employment, the employee will also be entitled to the benefits specified in the Negotiated Separation Agreement. For more information on how separating from the Company impacts your benefits, refer to the applicable summary plan descriptions and policies.
IMPORTANT CONSIDERATIONS: Signing a Negotiated Separation Agreement may have a significant impact on your benefits. For example, if you (or your spouse or dependents) are eligible for Medicare, after your Last Day of Employment, P&G medical coverage will be treated as secondary to Medicare, even if you are not enrolled in Medicare. This means that P&G’s medical coverage will cover expenses only after Medicare has covered its share of the expenses. If you (or your spouse or dependents) are not enrolled in Medicare, P&G’s medical coverage will determine what portion of the expense Medicare would have covered when determining the portion that P&G’s medical coverage will pay. This is just one example of how your benefits may be affected by signing a Negotiated Separation Agreement. Therefore, you are encouraged to consult with your family, as well as your legal and financial advisors, before you sign a Negotiated Separation Agreement.

How can an employee who is otherwise eligible for benefits under the Program lose his or her eligibility for such benefits? An employee who is otherwise eligible for benefits under the Program will lose his or her eligibility for such benefits if he or she:

•	Unilaterally and voluntarily resigns from the Company; [2]

•	Is terminated from the Company for cause; “Cause” [3] or

•
Fails to comply with the terms of the Negotiated Separation Agreement, including, but not limited to, failing to (a) continue working through the Last Day of Employment without prior written approval from the Company, (b) continue to perform all the required duties of the employee’s position and complete all required reporting and other documentation associated with such position, as determined by the employee’s manager, through the Last Day of Employment, (c) comply with the terms of the non-compete provisions, or (d) return all Company property.

To the extent an employee has received any benefits under this Program and later loses his or eligibility for benefits under this Program, the employee may be required to repay the value of such benefits received.
NON-ASSIGNABILITY OF PLAN BENEFITS
No benefits under this Program may be assigned or transferred by you or any other person entitled to benefits. If any person attempts to assign, sell, or otherwise transfer any benefits under the Program, the Plan Administrator may terminate that person’s interest in the benefit and dispose of that interest for the benefit of such person or such person’s dependents as it sees fit.
CLAIMS PROCEDURES
The Claims Administrator determines the right of any person to benefits under the Program. If you do not receive a benefit to which you believe you are entitled under the Program, you may file a written claim for benefits with the Claims Administrator. Claims should be sent to: Claims Administrator, Basic Separation Program, The Procter & Gamble Company, c/o Global Employee Relations, P&G Plaza, TN-3, Cincinnati, OH 45202.
The Claims Administrator will process your claim and notify you in writing of its decision within a reasonable time, normally within 90 days after you submitted your written claim. When the Claims Administrator requires additional time (up to an additional 90 days) to process your claim

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2 If you unilaterally and voluntarily resign from the Company, you will not be eligible for benefits under the Program. For purposes of the Program, if you unilaterally and voluntarily submit an Intent to Retire, the Company will consider such submission to be a unilateral and voluntary resignation.
3 “Cause” means the participant’s (a) conviction or plea of guilty, nolo contendere, or no contest, to a felony; (b) willful misconduct; (c) violation of a material written Company policy; or (d) willful and continued failure or refusal to substantially perform essential job functions.

because of special circumstances, it may obtain an extension by notifying you within the initial 90-day period that a decision on the claim will be delayed and when a decision can be expected. If your claim is denied, you will receive a written explanation of the specific findings and conclusions on which the denial is based.
If you do not agree with the Claims Administrator’s decision, you or your authorized representative may appeal the decision to the Policy Committee. Your appeal must be submitted in writing within 60 days after you receive the initial claim decision. Appeals should be sent to: Policy Committee, Basic Separation Program, The Procter & Gamble Company, c/o Corporate Secretary’s Office, P&G Plaza, C9-159, Cincinnati, OH 45202.
The Policy Committee will review the decision and issue a final written decision, normally within 60 days after the receipt of your appeal, specifying the reasons for its decision. If special circumstances require an extension, the Policy Committee may obtain such an extension by notifying you within the initial 60-day period that the decision on review of the denied claim will be delayed (for up to an additional 60 days), and why and when a decision can be expected.
The claim and appeal procedures are available to any employee or beneficiary who wishes to submit a claim for benefits or request an appeal. To the extent permitted by law, the Policy Committee’s decision on appeal is final, binding, and conclusive as to any fact or interpretation of the Program.
A claim or action to recover benefits, clarify rights under the Program or Plan, or enforce rights under the Program or Plan (collectively, “Action”) may not be filed in any court or other forum4 until these claim procedures have been exhausted with respect to such Action. No Action may be filed in any court or other forum if more than two (2) years has passed since the earlier of (a) the date the first benefit payment was actually made, (b) the date the first benefit payment was allegedly due, (c) for a reimbursement claim, the date on which the expense was incurred, or (d) the date the Plan, the Program, the Company, the Claims Administrator, or the Policy Committee first denied the alleged obligation to provide such benefits. A denial described in (d) above may be made by way of a direct communication with you or a more general oral or written communication related to benefits payable under the Program (such as this summary plan description). If at the end of the two (2) year period described above, the Claims Procedures described above are pending, the deadline for filing an Action will be extended to the date that is 60 calendar days after the final denial (including a deemed denial) by the Policy Committee.
FUTURE OF THE PROGRAM
Consistent with the terms of the Plan, the Company intends to continue the benefits under this Program indefinitely. However, the Company reserves the right to amend, modify, suspend, or terminate the Program to any extent and in any manner that it may deem advisable at any time or

____________________

4 If a Negotiated Separation Agreement includes a provision that requires the employee (or former employee) to settle all disputes arising from the Negotiated Separation Agreement through arbitration, then such employee (or former employee) is limited to pursuing such Action in accordance with the terms of such provision (including, but not limited to, whether such arbitration is final and binding).

8
times. Any such action shall be taken by the Board of Directors, or its appropriate delegate, through a formal written statement or through formal action at a Board of Directors meeting.
DEFINITIONS
Last Day of Employment. The Last Day of Employment means the date specified in a Negotiated Separation Agreement as the employee’s last day being employed by the Company. The date must be a date to which the Company has agreed and which will be the last day the employee is employed with the Company. If an employee dies after executing a Negotiated Separation Agreement, but before the Last Day of Employment, such employee’s Last Day of Employment shall be considered the employee’s date of death. All Negotiated Separation Agreements must have a specified Last Day of Employment.
Release of Claims (“Release”). A Release of Claims means a provision in a Negotiated Separation Agreement in which the employee releases legal and other claims against the Company. All Negotiated Separation Agreements must include a Release, which will be in a form approved by the Company. By executing a Negotiated Separation Agreement, an employee also executes and agrees to the terms of the Release therein. Each Release becomes effective in accordance with its terms.
Regular Retiree. A Regular Retiree means a former employee of the Company who was, on his or her Last Day of Employment, (1) at least 55 years old with his or her full years of age plus full Years of Service equal to at least 75, or (2) at least 60 years old with at least 10 full Years of Service. Regular Retirees are eligible to enroll in retiree medical and dental coverage under The Procter & Gamble Retiree Welfare Benefits Plan (“Retiree Plan”), subject to the terms and conditions of the Retiree Plan, including any amendments to the Retiree Plan. Regular Retirees are automatically enrolled in retiree life insurance benefits under the Retiree Plan when their basic life insurance benefits terminate.
Special Retiree. A Special Retiree means a former employee of the Company who executed a Negotiated Separation Agreement and satisfied the Rule of 70 on his or her Last Day of Employment. The Rule of 70 is satisfied if an employee’s full years of age plus full Years of Service equal at least 70. Special Retirees are eligible to enroll in retiree medical and dental coverage under The Procter & Gamble Retiree Welfare Benefits Plan (“Retiree Plan”), subject to the terms and conditions of the Retiree Plan, including any amendments to the Retiree Plan. Special Retirees are automatically enrolled in retiree life insurance benefits under the Retiree Plan when their basic life insurance benefits terminate.
Special Separation. Special Separation means a former employee of the Company who executed a Negotiated Separation Agreement and was neither a Regular Retiree nor a Special Retiree on his or her Last Day of Employment.
Years of Service. Years of Service means an employee’s adjusted years of service with the Company, as determined by the Company.

YOUR RIGHTS UNDER ERISA
As a participant in the Plan, you are entitled to certain rights and protection under the Employee Retirement Income Security Act of 1974 (“ERISA”). ERISA provides that all Plan participants shall be entitled to:

•	Examine without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all documents governing the Plan.

•
Obtain a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor, which is available at the Public Disclosure Room of the Employee Benefits Security Administration.

•
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, copies of the latest annual report (Form 5500 Series) and an updated Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so responsibly and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union or any other person, may terminate your employment or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you make a written request for a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a medical child support order, you may file suit in federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions
If you have questions about your Plan, you should contact the Plan Administrator. If you have questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor (listed in your local telephone directory), or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, NW, Washington, DC 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

APPENDIX A:
Separation Benefits

The benefits described in this Appendix A are the separation benefits available under the Program. Whether and to what extent you are entitled to any of the benefits below is solely within the Company’s discretion, subject to the limitations described below.

Separation Payment
If the Company offers you Separation Payment as part of your Negotiated Separation Agreement, the amount of the Separation Payment will be specified in the terms of your Negotiated Separation Agreement, but shall not exceed the percentage of your Annual Base Pay provided below, based on your full Years of Service.
                   Years of Service                                                                               % Annual Base Pay
                              0-2 25.00%
                              3-4 33.33%
                              5-9 54.17%
                            10-14 75.00%
                            15-19 95.83%
                              20+ 100.00%
Separation Payments are payable in one lump sum, less tax withholding, and are issued as soon as administratively practical (typically, four to six weeks) after your Last Day of Employment. Separation Payments are not considered “compensation” for purposes of determining any benefits provided under any pension, savings, or other benefit plan sponsored by the Company.

Payment for Unvested PST
If you are not fully-vested in the Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan (“PST”) as of your Last Day of Employment, as soon as administratively practical after your Last Day of Employment, but no later than the March 15th of the year following the year which includes your Last Day of Employment, you will receive a lump sum payment in an amount substantially equivalent to the non-vested credits in your account in the PST.

Extension of Medical, Dental, and Basic Life Coverage
If you are enrolled in medical, dental, or basic life insurance benefits on your Last Day of Employment, such benefits will be extended through the end of the month in which the Last Day of Employment occurs.
If the Company offers you a further extension of these benefits as part of your Negotiated Separation Agreement, the extension period will begin on the day after your Last Day of Employment and last for the number of months specified in the terms of your Negotiated Separation Agreement, but such period shall not exceed the number of months provided below, based on your full Years of Service.
                   Years of Service                                                                                        # Months
                            0-2 3
                            3-4 4
                            5-9 6
                          10-14 9
                            15+ 12

If the Company offers you a further extension of benefits, you are required to continue paying for those benefits at the same rate you paid while you were employed, but on an after-tax basis.
COBRA: When your medical and dental benefits terminate after your Last Day of Employment (either at the end of that month or, if provided, at the end of your extension of benefits period) you may be eligible for continuation coverage under COBRA, which generally requires a greater premium payment for coverage. If you are a Regular Retiree or Special Retiree, in addition to COBRA, you will be eligible to enroll in retiree medical, dental, and life insurance coverage under The Procter & Gamble Retiree Welfare Benefits Plan. For more information, see definitions of Regular Retiree and Special Retiree.
Surviving Spouse/Domestic Partner & Dependents: If you die during an extension of benefits period and your spouse/domestic partner and other dependents were enrolled in P&G medical or dental coverage at the time of your death, they may continue such coverage for 12 months after your death at the same rate on an after-tax basis. This 12-month continuation period begins on the first of the month following the month in which your death occurs. If you are Regular Retiree or Special Retiree, after the 12-month extension of benefits period, your spouse/domestic partner is eligible to enroll in the National Surviving Spouse Program for medical and dental coverage under The Procter & Gamble Retiree Welfare Benefits Plan.

Outplacement	Outplacement assistance (including pre-decision counseling, career transition programs, and job development services) is available for up to two years after your Last Day of Employment.

Training
You are eligible to receive reimbursement for the cost of tuition and registration/lab fees at accredited institutions, for up to $5,000 or two years after your Last Day of Employment, whichever comes first. All courses must be approved by Right Management Consultants who administers the benefit.